Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
November 8, 2012 at 1:05 p.m. PST		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports Third Quarter 2012 Earnings;

Total Net Sales Grow 14 percent, Same-Store Sales Increase 11 percent

SEATTLE, Wash. (November 8, 2012) – Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $146 million for the third quarter ended October 27, 2012. This represented an increase of 15.0 percent compared with earnings of $127 million for the same quarter last year. Earnings per diluted share of $0.71 increased 20.3 percent from $0.59 per diluted share for the same quarter last year.

Third quarter same-store sales, which reflected a timing shift that moved a week of the Anniversary Sale event into August this year, increased 10.7 percent compared with the same period in fiscal 2011. Combined second and third quarter same-store sales, which removes the impact of the Anniversary Sale shift, increased 7.3 percent compared with the same period in fiscal 2011. Net sales in the third quarter were $2.71 billion, an increase of 13.8 percent compared with net sales of $2.38 billion during the same period in fiscal 2011.

THIRD QUARTER SUMMARY

Nordstrom’s third quarter performance demonstrated strong top-line growth, consistent with the Company’s initiatives and investments to improve the customer experience across all channels.

•

Nordstrom net sales, which consist of the full-line and Direct businesses, increased $204 million, or 11.5 percent, compared with the same period in fiscal 2011. Same-store sales increased 11.2 percent. Top-performing merchandise categories included Men’s Shoes, Men’s Apparel and Kids’ Apparel.

•

Full-line same-store sales increased 8.1 percent compared with the same period in fiscal 2011. The Midwest and Northwest regions were the top-performing geographic areas relative to the third quarter of 2011.

•

Direct sales outpaced the overall Company performance, with an increase of 38 percent, reflecting the Company’s ongoing initiatives in e-commerce. This increase was on top of last year’s third quarter increase of 33 percent that included the impact of the launch of free shipping and free returns online in late August 2011.

•

Nordstrom Rack, which opened thirteen stores during the first nine months of the year, continued to demonstrate strong sales growth in the third quarter with increases in net sales of 16.3 percent and same-store sales of 8.1 percent.

•

Gross profit, as a percentage of net sales, decreased 37 basis points compared with last year’s third quarter, due to costs associated with our enhanced Fashion Rewards program in driving new and deeper customer relationships.

•

Retail selling, general and administrative expenses, as a percentage of net sales, decreased 30 basis points compared with last year’s third quarter. The decrease was primarily due to expense leverage from the Anniversary Sale shift, partially offset by increases in fulfillment costs associated with the substantial growth in online sales.

•

In the Credit segment, overall performance continues to improve with delinquency and write-off rates at well below prior-year levels. Given the overall performance of the credit portfolio and underlying economic trends, the reserve for bad debt was reduced by $10 million.

•	Earnings before interest and taxes increased $37 million to $277 million, or 9.9 percent of total revenues, from $240 million, or 9.7 percent of total revenues, in last year’s third quarter.

•

Return on invested capital (ROIC) for the 12 months ended October 27, 2012, was 12.9 percent, compared with 13.7 percent achieved in the prior 12-month period. The Company anticipates that ROIC for fiscal 2012 will exceed ROIC for fiscal 2011. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

•

During the quarter, the Company repurchased 1.5 million of its shares for $85 million. A total of $612 million remains under its existing share repurchase authorization. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

EXPANSION UPDATE

In September, Nordstrom announced plans to open its first stores in Canada with four full-line stores in Calgary, Ottawa, Vancouver and Toronto. Nordstrom also announced plans to open two full-line stores in Jacksonville, Fla., and The Woodlands near Houston, Texas in 2014.

Nordstrom opened the following stores in the third quarter of 2012:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Rack
Manchester, Missouri	Manchester Highlands	35	September 13
Tysons Corner, Virginia	Tysons Corner	42	September 13
San Diego, California	Carmel Mountain Plaza	39	September 13
Long Island, New York[1]	Gallery at Westbury Plaza	37	September 13
Huntington Beach, California	Edinger Plaza	34	September 27
Phoenix, Arizona	Town & Country	35	October 4
San Antonio, Texas	Alamo Quarry Market	30	October 4
Huntington, New York	Huntington Shopping Center	36	October 18
White Plains, New York[2]	City Center	35	October 18

1Nordstrom relocated its Nordstrom Rack store at the Mall at the Source in Long Island, New York to the nearby Gallery at Westbury Plaza.

2Nordstrom relocated its Nordstrom Rack store in White Plains, New York to another floor at the same location.

FISCAL YEAR 2012 OUTLOOK

The Company’s revised expectations for fiscal 2012 are as follows:

Same-store sales	6.5 to 7.0 percent increase
Credit card revenues	$5 to $10 million increase
Gross profit (%)	40 to 50 basis point decrease
Retail selling, general and administrative expenses ($)	$340 to $355 million increase
Credit selling, general and administrative expenses ($)	$10 to $15 million decrease
Interest expense, net	Approximately $30 million increase
Effective tax rate	38.5 percent
Earnings per diluted share, excluding the impact of any future share repurchases	$3.45 to $3.50
Diluted shares outstanding	Approximately 207.3 million

CONFERENCE CALL INFORMATION

The Company’s senior management will host a conference call to discuss third quarter 2012 results at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides will be available in the webcasts section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 402-998-0566 (a passcode is not required) until the close of business on November 15th, 2012.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 240 stores in 31 states, including 117 full-line stores, 119 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending February 2, 2013, anticipated annual same-store sales rate, anticipated Return on Invested Capital, anticipated store openings and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the change in our business/financial model as we increase our investment in e-commerce and our online business; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy, including planning, procurement and allocation capabilities; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures, cybersecurity and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters; compliance with debt covenants and availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; our ability to maintain our relationships with vendors; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2012, and our Forms 10-Q for the fiscal quarters ended April 28, 2012 and July 28, 2012, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	10/27/12	10/29/11	10/27/12	10/29/11
Net sales	$2,713	$2,383	$8,166	$7,328
Credit card revenues	95	95	280	283

Total revenues	2,808	2,478	8,446	7,611
Cost of sales and related buying and occupancy costs	(1,730)	(1,511)	(5,193)	(4,619)
Selling, general and administrative expenses:
Retail	(755)	(670)	(2,254)	(1,989)
Credit	(46)	(57)	(152)	(171)

Earnings before interest and income taxes	277	240	847	832
Interest expense, net	(38)	(31)	(118)	(92)

Earnings before income taxes	239	209	729	740
Income tax expense	(93)	(82)	(278)	(293)

Net earnings	$146	$127	$451	$447

Earnings per share:
Basic	$0.73	$0.60	$2.21	$2.08
Diluted	$0.71	$0.59	$2.17	$2.04

Weighted average shares outstanding:
Basic	200.9	210.9	204.5	215.3
Diluted	204.7	215.0	208.2	219.6

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	10/27/12	1/28/12	10/29/11
Assets
Current assets:
Cash and cash equivalents	$1,158	$1,877	$1,457
Accounts receivable, net	2,088	2,033	1,995
Merchandise inventories	1,650	1,148	1,507
Current deferred tax assets, net	222	220	216
Prepaid expenses and other	115	282	147

Total current assets	5,233	5,560	5,322

Land, buildings and equipment (net of accumulated depreciation of $4,013, $3,791 and $3,769)	2,551	2,469	2,471
Goodwill	175	175	200
Other assets	306	287	346

Total assets	$8,265	$8,491	$8,339

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,347	$917	$1,256
Accrued salaries, wages and related benefits	320	388	327
Other current liabilities	751	764	698
Current portion of long-term debt	6	506	506

Total current liabilities	2,424	2,575	2,787

Long-term debt, net	3,129	3,141	2,810
Deferred property incentives, net	488	500	511
Other liabilities	340	319	335

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 200.7, 207.6 and 210.1 shares issued and outstanding	1,622	1,484	1,436
Retained earnings	303	517	487
Accumulated other comprehensive loss	(41)	(45)	(27)

Total shareholders’ equity	1,884	1,956	1,896

Total liabilities and shareholders’ equity	$8,265	$8,491	$8,339

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Nine Months Ended
	10/27/12	10/29/11
Operating Activities
Net earnings	$451	$447
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	314	273
Amortization of deferred property incentives and other, net	(47)	(41)
Deferred income taxes, net	(31)	18
Stock-based compensation expense	42	42
Tax benefit from stock-based compensation	19	17
Excess tax benefit from stock-based compensation	(20)	(19)
Provision for bad debt expense	48	82
Change in operating assets and liabilities:
Accounts receivable	(94)	(56)
Merchandise inventories	(449)	(444)
Prepaid expenses and other assets	(28)	(62)
Accounts payable	339	331
Accrued salaries, wages and related benefits	(71)	(53)
Other current liabilities	(18)	30
Deferred property incentives	43	61
Other liabilities	9	2

Net cash provided by operating activities	507	628

Investing Activities
Capital expenditures	(369)	(398)
Change in restricted cash	200	-
Change in credit card receivables originated at third parties	(10)	10
Other, net	(7)	(3)

Net cash used in investing activities	(186)	(391)

Financing Activities
Proceeds from long-term borrowings, net of discounts	-	499
Principal payments on long-term borrowings	(505)	(5)
Increase (decrease) in cash book overdrafts	36	(20)
Cash dividends paid	(166)	(149)
Payments for repurchase of common stock	(506)	(693)
Proceeds from issuances under stock compensation plans	83	69
Excess tax benefit from stock-based compensation	20	19
Other, net	(2)	(6)

Net cash used in financing activities	(1,040)	(286)

Net decrease in cash and cash equivalents	(719)	(49)
Cash and cash equivalents at beginning of period	1,877	1,506

Cash and cash equivalents at end of period	$1,158	$1,457

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; dollar and share amounts in millions)

Retail

Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, our Jeffrey stores and our treasure&bond store. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter and nine months ended October 27, 2012 compared with the quarter and nine months ended October 29, 2011:

	Quarter Ended 10/27/12	% of sales[1]		Quarter Ended 10/29/11	% of sales[1]
Net sales	$2,713	100.0%		$2,383	100.0%
Cost of sales and related buying and occupancy costs	(1,706)	(62.9%	)	(1,495)	(62.7%	)

Gross profit	1,007	37.1%		888	37.3%
Selling, general and administrative expenses	(755)	(27.9%	)	(670)	(28.1%	)

Earnings before interest and income taxes	252	9.3%		218	9.1%
Interest expense, net	(32)	(1.2%	)	(29)	(1.2%	)

Earnings before income taxes	$220	8.1%		$189	7.9%

	Nine Months Ended 10/27/12	% of sales[1]		Nine Months Ended 10/29/11	% of sales[1]
Net sales	$8,166	100.0%		$7,328	100.0%
Cost of sales and related buying and occupancy costs	(5,117)	(62.7%	)	(4,567)	(62.3%	)

Gross profit	3,049	37.3%		2,761	37.7%
Selling, general and administrative expenses	(2,254)	(27.6%	)	(1,989)	(27.1%	)

Earnings before interest and income taxes	795	9.7%		772	10.5%
Interest expense, net	(99)	(1.2%	)	(83)	(1.1%	)

Earnings before income taxes	$696	8.5%		$689	9.4%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; dollar and share amounts in millions)

Credit

Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and nine months ended October 27, 2012 compared with the quarter and nine months ended October 29, 2011:

	Quarter Ended		Nine Months Ended
	10/27/12	10/29/11	10/27/12	10/29/11
Credit card revenues	$95	$95	$280	$283
Interest expense	(6)	(2)	(19)	(9)

Net credit card income	89	93	261	274
Cost of sales and related buying and occupancy costs – loyalty program	(24)	(16)	(76)	(52)
Selling, general and administrative expenses:
Operational and marketing expenses	(36)	(26)	(104)	(89)
Bad debt provision	(10)	(31)	(48)	(82)

Earnings before income taxes	$19	$20	$33	$51

The following table illustrates the activity in our allowance for credit losses for the quarter and nine months ended October 27, 2012 and October 29, 2011:

	Quarter Ended		Nine Months Ended
	10/27/12	10/29/11	10/27/12	10/29/11
Allowance at beginning of period	$105	$125	$115	$145
Bad debt provision	10	31	48	82
Write-offs	(25)	(37)	(86)	(119)
Recoveries	5	6	18	17

Allowance at end of period	$95	$125	$95	$125

Annualized net write-offs as a percentage of average credit card receivables	3.9%	5.8%	4.5%	6.6%

			10/27/12	10/29/11
30+ days delinquent as a percentage of ending credit card receivables			2.1%	2.8%
Allowance as a percentage of ending credit card receivables			4.5%	6.2%

NORDSTROM, INC.

RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission (SEC). The following disclosure provides additional information regarding our Return on Invested Capital (ROIC) for the 12 fiscal months ended October 27, 2012 and October 29, 2011:

We define ROIC as follows: Net Operating Profit after Taxes divided by Average Invested Capital.

For the 12 fiscal months ended October 27, 2012, our ROIC decreased to 12.9 percent compared with 13.7 percent for the 12 fiscal months ended October 29, 2011. Our ROIC decreased compared with the prior year primarily due to an increase in our average invested capital, attributable to growth in the trailing 12-month average of cash and cash equivalents. We anticipate that ROIC for fiscal year 2012 will exceed ROIC for fiscal year 2011.

We believe that ROIC is a useful financial measure for investors in evaluating our operating performance. When analyzed in conjunction with our net earnings and total assets and compared with return on assets (net earnings divided by average total assets), it provides investors with a useful tool to evaluate our ongoing operations and our management of assets from period to period. ROIC is one of our key financial metrics, and we also incorporate it into our executive incentive measures. We believe that overall performance as measured by ROIC correlates directly to shareholders’ return over the long term. ROIC is not a measure of financial performance under GAAP, should not be considered a substitute for return on assets, net earnings or total assets as determined in accordance with GAAP, and may not be comparable with similarly titled measures reported by other companies. The closest measure calculated using GAAP amounts is return on assets, which decreased to 8.2 percent from 8.9 percent for the 12 fiscal months ended October 27, 2012, compared with the 12 fiscal months ended October 29, 2011. The following is a comparison of return on assets to ROIC:

	12 fiscal months ended
	10/27/12	10/29/11
Net earnings	$687	$679
Add: income tax expense	421	434
Add: interest expense	157	127

Earnings before interest and income tax expense	1,265	1,240

Add: rent expense	97	73
Less: estimated depreciation on capitalized operating leases[1]	(52)	(39)

Net operating profit	1,310	1,274

Estimated income tax expense[2]	(497)	(497)

Net operating profit after tax	$813	$777

Average total assets[3]	$8,341	$7,624
Less: average non-interest-bearing current liabilities[4]	(2,230)	(1,982)
Less: average deferred property incentives[3]	(500)	(503)
Add: average estimated asset base of capitalized operating leases[5]	673	525

Average invested capital	$6,284	$5,664

Return on assets	8.2%	8.9%
ROIC	12.9%	13.7%

1Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we purchased the property. Asset base is calculated as described in footnote 5 below.

2Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended October 27, 2012 and October 29, 2011.

3Based upon the trailing 12-month average.

4Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.

5Based upon the trailing 12-month average of the monthly asset base, which is calculated as the trailing 12-months rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the SEC. The following disclosure provides additional information regarding our Adjusted Debt to Earnings before Interest, Income Taxes, Depreciation, Amortization and Rent (EBITDAR) as of October 27, 2012 and October 29, 2011:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment-grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment-grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of October 27, 2012, our Adjusted Debt to EBITDAR was 2.1 compared with 2.3 as of October 29, 2011.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;

•

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest measure calculated using GAAP amounts is debt to net earnings, which was 4.6 for the third quarter of 2012 and 4.9 for the third quarter of 2011. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2012[1]	2011[1]
Debt	$3,135	$3,316
Add: rent expense x 8[2]	776	585
Less: fair value hedge adjustment included in long-term debt	(63)	(64)

Adjusted Debt	$3,848	$3,837

Net earnings	687	679
Add: income tax expense	421	434
Add: interest expense, net	155	124

Earnings before interest and income taxes	1,263	1,237

Add: depreciation and amortization expenses	411	356
Add: rent expense	97	73
Add: non-cash acquisition-related charges	22	7

EBITDAR	$1,793	$1,673

Debt to Net Earnings	4.6	4.9
Adjusted Debt to EBITDAR	2.1	2.3

1The components of Adjusted Debt are as of October 27, 2012 and October 29, 2011, while the components of EBITDAR are for the 12 months ended October 27, 2012 and October 29, 2011.

2The multiple of eight times rent expense used to calculate Adjusted Debt is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the SEC. The following disclosure provides additional information regarding our Free Cash Flow for the nine months ended October 27, 2012 and October 29, 2011:

Free Cash Flow is one of our key liquidity measures, and in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our ability to generate cash is more appropriately analyzed using this measure. Free Cash Flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, Free Cash Flow does have limitations:

•	Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate Free Cash Flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Free Cash Flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure calculated using GAAP amounts is net cash provided by operating activities, which was $507 and $628 for the nine months ended October 27, 2012 and October 29, 2011. The following is a reconciliation of our net cash provided by operating activities and Free Cash Flow:

	Nine Months Ended
	10/27/12	10/29/11
Net cash provided by operating activities	$507	$628
Less: capital expenditures	(369)	(398)
Less: cash dividends paid	(166)	(149)
(Less) Add: change in credit card receivables originated at third parties	(10)	10
Add (Less): change in cash book overdrafts	36	(20)

Free Cash Flow	$(2)	$71

Net cash used in investing activities	$(186)	$(391)
Net cash used in financing activities	$(1,040)	$(286)